SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.      )

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HABERSHAM BANCORP

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NOTICE OF THE ANNUAL MEETING OF SHAREHOLDERS
PROXY STATEMENT
INTRODUCTION
THE COMPANY
OWNERSHIP OF STOCK
PROPOSAL 1: ELECTION OF DIRECTORS
EXECUTIVE OFFICERS
EXECUTIVE COMPENSATION
COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION
AUDIT COMMITTEE MATTERS
PERFORMANCE GRAPH
CERTAIN TRANSACTIONS
MISCELLANEOUS

HABERSHAM BANCORP
282 Historic Highway 441 North
P.O. Box 1980
Cornelia, Georgia 30531
(706) 778-1000

NOTICE OF THE ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD SATURDAY, APRIL 19, 2003.

To the Shareholders of Habersham Bancorp:

     The annual meeting of shareholders of Habersham Bancorp (the “Company”) will be held on Saturday, April 19, 2003, at 1:00 p.m., in the Central Office of Habersham Bank at 282 Historic Highway 441 North, Cornelia, Georgia, for the following purposes:

(1)	To elect directors.

(2)	To transact any other business that may properly come before the meeting or any adjournment.

     March 7, 2003 is the record date for the determination of shareholders entitled to notice of and to vote at the meeting.

     Please mark, date, sign and return the enclosed form of proxy as soon as possible. If you attend the meeting and wish to vote your shares in person, you may do so at any time before the vote takes place.

By Order of the Board of Directors,

David D. Stovall President and Chief Executive Officer

March 24, 2003

HABERSHAM BANCORP
282 Historic Highway 441 North
P.O. Box 1980
Cornelia, Georgia 30531

PROXY STATEMENT

___________________________________

INTRODUCTION

Time and Place of the Meeting

     The Company’s Board of Directors is furnishing this Proxy Statement to solicit proxies for use at the annual meeting of shareholders to be held on Saturday, April 19, 2003, at 1:00 p.m., in the Central Office of Habersham Bank at 282 Historic Highway 441 North, Cornelia, Georgia, and at any adjournment of the meeting.

Procedures for Voting by Proxy

     If you properly sign, return and do not revoke your proxy, the persons named as proxies will vote your shares according to the instructions you have specified on the proxy card. If you sign and return your proxy card but do not specify how the persons appointed as proxies are to vote your shares, your proxy will be voted FOR the election of the nominated directors and in accordance with the best judgment of the persons appointed as proxies as to all other matters properly brought before the meeting. You can revoke your proxy by delivering to Edward D. Ariail at the Company’s Central Office either a written revocation of your proxy or a duly executed proxy bearing a later date or by attending the meeting and voting in person.

Record Date and Mailing Date

     The close of business on March 7, 2003 is the record date for the determination of shareholders entitled to notice of and to vote at the meeting. We first mailed this Proxy Statement and accompanying proxy card to shareholders on or about March 24, 2003.

Number of Shares Outstanding

     As of the close of business on the record date, the Company had 10,000,000 shares of common stock, $1.00 par value, authorized, of which 2,819,968 shares were issued and outstanding. Each such share is entitled to one vote on matters to be presented at the meeting.

Requirements for Shareholder Approval

     A quorum will be present if a majority of the votes entitled to be cast are present in person or by valid proxy. We will count abstentions and broker non-votes, which are described below, in determining whether a quorum exists. To be elected, a director must receive more votes than any other nominee for the same seat on the Board of Directors. As a result, if you withhold your vote as to one or more directors, it will have no effect on the outcome of the election unless you cast that vote for a competing nominee.

     Only votes actually cast will count in determining whether the shareholders have approved a proposal. Abstentions and broker “non-votes” resulting from a broker’s inability to vote a client’s shares on non-discretionary matters will not affect the outcome of the election of directors or any other proposals that may be brought before the meeting.

THE COMPANY

     The Company was incorporated in 1984 as a bank holding company under the laws of the State of Georgia. The Company’s subsidiary, Habersham Bank, is a general commercial bank located in Cornelia, Georgia and Canton, Georgia. Habersham Bank has one subsidiary, Advantage Insurers, Inc., which is a property, casualty and life insurance agency based in Cornelia, Georgia.

OWNERSHIP OF STOCK

Principal Shareholders

     On March 7, 2003, the Company had 541 shareholders of record. The following table lists the persons who, to our best knowledge, beneficially owned 5% or more of the Company’s outstanding shares of common stock as of that date. According to rules adopted by the Securities and Exchange Commission, a “beneficial owner” of securities has or shares the power to vote the securities or to direct their investment. Unless otherwise indicated, each person is the record owner of, and has sole voting and investment power with respect to, his or her shares. The number of issued and outstanding shares used to calculate the percentage of total ownership for a given individual or group includes any shares covered by the option(s) issued to that individual or group.

Name and Address	Amount and Nature of
of Beneficial Owner	Beneficial Ownership		Percent of Class

John Robert Arrendale	170,072		6.03%
200 Hillcrest Heights
Cornelia, Georgia 30531

Thomas A. Arrendale, III	853,729	(1)(2)	30.25%
P.O. Box 558
Baldwin, Georgia 30511

Cyndae Arrendale Bussey	515,776	(1)	18.29%
P.O. Box 558
Baldwin, Georgia 30511

David D. Stovall	183,797	(3)	6.35%
P.O. Box 1980
Highway 441 North
Cornelia, Georgia 30531

Footnotes

(1)	Includes 400,000 shares owned by the Arrendale Undiversified Family Limited Partnership and 85,000 shares owned by the Thomas A. Arrendale, Jr. Family Limited Partnership. As general partners of each limited partnership, Thomas A. Arrendale, III and Cyndae Arrendale Bussey share voting and dispositive authority with respect to the shares owned by each partnership.

(2)	Includes 2,500 shares subject to options exercisable on or before May 6, 2003.

(3)	Includes 95,229 shares owned of record by Mr. Stovall jointly with his wife, 2,666 shares owned of record as custodian for his daughter, 8,334 shares owned of record by Mr. Stovall jointly with his daughter, and 76,318 shares subject to options exercisable on or before May 6, 2003. Excludes 9,318 shares (as of the latest available valuation of December 31, 2002) held in Mr. Stovall’s account in the Company’s 401(k) Savings Investment Plan Trust (the “Savings Plan”), as to which Mr. Stovall has no voting or investment power.

Stock Owned by Management

     The following table lists the number and percentage ownership of shares of common stock beneficially owned by each director and director nominee, each executive officer named in the Summary Compensation Table contained elsewhere in this Proxy Statement and all directors and executive officers as a group as of March 7, 2003. Unless otherwise indicated, each person is the record owner of, and has sole voting and investment power with respect to, his shares. The number of issued and outstanding shares used to calculate the percentage of total ownership includes any shares covered by the option(s) issued to the individual or to members of the group, as applicable, identified in the table.

	Number of Shares		Percentage
Name	Beneficially Owned		of Total

Directors and Director Nominees:
Edward D. Ariail(1)	56,692	(2)	1.99%
Thomas A. Arrendale, Jr.	2,500	(3)	*
Thomas A. Arrendale, III	853,729	(3)(4)	30.25%
Michael C. Martin	24,936	(5)	*
James E. McCollum(1)	67,052	(6)	2.33%
James A. Stapleton, Jr.	7,950	(3)(7)	*
David D. Stovall(1)	183,797	(8)	6.35%
Calvin R. Wilbanks	20,175	(3)(9)	*

Named Executive Officers who are not Directors:
Robert S. Cannon	3,350		*
Anthony L. Watts	10,600		*

All Directors, Director Nominees and Current Executive Officers as a Group (10 persons)	1,245,106	(10)	41.20%

Footnotes

(*)	Indicates less than 1%.

(1)	Messrs. Ariail, McCollum and Stovall are also executive officers of the Company.

(2)	Includes 15,815 shares owned of record by Mr. Ariail jointly with his wife, 350 shares owned of record by Mr. Ariail jointly with his wife and daughters and 29,500 shares subject to options exercisable on or before May 6, 2003. Excludes 6,463 shares (as of the latest available valuation of December 31, 2002) held in Mr. Ariail’s account in the Savings Plan, as to which Mr. Ariail has no voting or investment power.

(3)	Includes 2,500 shares subject to options exercisable on or before May 6, 2003.

(4)	Includes 400,000 shares owned by the Arrendale Undiversified Family Limited Partnership and 85,000 shares owned by the Thomas A. Arrendale, Jr. Family Limited Partnership. As general partners of each limited partnership, Thomas A. Arrendale, III and Cyndae Arrendale Bussey share voting and dispositive authority with respect to the shares owned by each partnership.

(5)	Includes 591 shares owned of record by Mr. Martin jointly with his children and 8,818 shares subject to options exercisable on or before May 6, 2003.

(6)	Includes 56,278 shares subject to options exercisable on or before May 6, 2003. Excludes 493 shares (as of the latest available valuation of December 31, 2002) held in Mr. McCollum’s account in the Savings Plan, as to which Mr. McCollum has no voting or investment power.

(7)	Mr. Stapleton owns 450 of the indicated shares jointly with his children.

(8)	Includes 95,229 shares owned of record by Mr. Stovall jointly with his wife, 2,666 shares owned of record as custodian for his daughter, 8,334 shares owned of record by Mr. Stovall jointly with his daughter, and 76,318 shares subject to options exercisable on or before May 6, 2003. Excludes 9,318 shares (as of the latest available valuation of December 31, 2002) held in Mr. Stovall’s account in the Savings Plan, as to which Mr. Stovall has no voting or investment power.

(9)	Includes 8,600 shares held jointly with his wife and 2,925 shares held of record by his wife.

(10)	Of the indicated shares, 201,914 shares are subject to options exercisable on or before May 6, 2003. Excludes 17,128 shares (as of the latest available valuation of December 31, 2002) held in accounts for the benefit of the Company’s executive officers under the Savings Plan, as to which participants have no voting or investment power.

PROPOSAL 1: ELECTION OF DIRECTORS

Nominees

     We propose that the nominees listed below be elected as directors of the Company. Each director will serve until the 2004 annual meeting of shareholders or until his successor is duly elected and qualified. If any nominee becomes unavailable to serve as a director, which we do not now anticipate, then the persons named as proxies will have complete discretion to vote for another duly nominated candidate.

     The following table shows, for each director, his name and age at December 31, 2002, the year he was first elected as a director, his position with the Company other than as a director and his principal occupation and other business experience for the past five years. Thomas A. Arrendale, Jr. and Thomas A. Arrendale, III are father and son.

		Year First	Position with Company;
Name	Age	Elected	Business Experience

Edward D. Ariail	44	2000	Vice President and Corporate Secretary of the Company; President of Habersham Bank since April 1996; prior thereto, Executive Vice President of Habersham Bank.

Thomas A. Arrendale, Jr.	82	1984	Chairman of the Board of the Company and Habersham Bank; Director and President, Fieldale Farms, Inc. (poultry processing and distribution)

Thomas A. Arrendale, III	45	1990	Vice Chairman of the Board of the Company; Director of Marketing, Fieldale Farms, Inc. (poultry processing and distribution)

Michael C. Martin	49	2000	Owner, Michael C. Martin, RLS (land surveyor)

James E. McCollum	52	2000	Executive Vice President of the Company since August 1998; Chief Operating Officer of Habersham Bank since October 1999; Director of Habersham Bank and Advantage Insurers, Inc. since August 1998; prior thereto, President, First Data Retail Services, Omaha, Nebraska from 1996 through 1997; Manager of Credit Development, J.C. Penney, Dallas, Texas from 1980 to 1996.

James A. Stapleton, Jr.	54	1990	President and General Manager, Habersham Metal Products

David D. Stovall	46	1989	President and Chief Executive Officer of the Company; Vice Chairman and Chief Executive Officer of Habersham Bank; Chairman of the Board of Directors of Advantage Insurers, Inc.

Calvin R. Wilbanks	56	1990	Co-Owner, C.P. Wilbanks Lumber Company

     The Board of Directors recommends that you vote FOR each of the nominees listed above.

Meetings and Committees of the Board

     The Company’s Board of Directors holds its regular meetings on the third Saturday of the first month of each quarter and otherwise as necessary. Habersham Bank’s Board of Directors meets on the third Saturday of each month. During 2002, the Company’s Board of Directors met 12 times and Habersham Bank’s Board of Directors met 12 times. Each nominated director of the Company attended at least 75% of the meetings of the Company’s Board of Directors and of any committees of which he was a member, and each nominated director of Habersham Bank attended at least 75% of the aggregate number of meetings of the Board of Directors and committees of which he was a member.

     The Company’s Board of Directors has established a Compensation Committee and an Audit Committee. The Compensation Committee is composed of Thomas A. Arrendale, Jr. and Calvin R. Wilbanks. The Committee determines the compensation of Company officers and administers the Company’s employee stock option plans. The Committee met once in 2002.

     The Audit Committee’s functions include (a) providing assistance to the Board of Directors in fulfilling its responsibilities for examinations of the Company by regulatory agencies and independent auditors; (b) determining that the Company has adequate administrative, operating and internal accounting controls and that it is operating in accordance with prescribed procedures; and (c) serving as an independent party in the review of the Company’s financial information prior to its distribution to the Company’s shareholders and the public. The current members of the Audit Committee are Michael C. Martin, James A. Stapleton, Jr. and Calvin R. Wilbanks. Either the Chairman or the Company’s internal auditor may call a meeting of the Audit Committee. The Audit Committee met four times during 2002.

     Neither the Company nor any of its subsidiaries has a standing nominating committee.

Compensation of Directors

     The same individuals who served as directors of the Company in 2002 also served as directors of Habersham Bank. They were compensated for their service to the Company and to Habersham Bank at rates of from $500 to $6,000 per Board meeting attended. Directors are not compensated for their service as members of committees. In 2002, Mr. Stovall received a total of $56,000 in director fees and $10,500 in fees for his service as a member of Security State Bank’s advisory council; Mr. Ariail received $28,000 in director fees; and Mr. McCollum received $21,000 in director fees and $7,000 in fees for his service as a member of Security State Bank’s advisory council. Security State Bank, which had previously operated as a division of Habersham Bank, changed its name to Habersham Bank effective December 31, 2002.

     Directors of the Company and its bank subsidiaries who are not employees of the Company or any of its subsidiaries are granted options annually under the Habersham Bancorp Outside Directors’ Stock Option Plan (the “Directors’ Plan”). The Directors’ Plan provides for grants of options on December 31 of each year so long as the Company or its bank subsidiary achieves a return on beginning assets (the “Target ROA”) of at least one percent for the prior 12-month period. All options are granted with an exercise price equal to the fair market value of the common stock on the date of grant and are exercisable in full six months after the date of grant. Regardless of whether they are also bank directors, Company directors receive options to purchase 5,000 shares of common stock if the Company achieves the Target ROA. Similarly, bank directors receive options to purchase 1,250 shares of common stock if the applicable bank subsidiary achieves the Target ROA. However, a director who serves on the boards of both the Company and the bank subsidiary will receive only the 5,000-share option if both the Company and the bank achieve the Target ROA. Based on the Company’s and the Bank’s 2002 performance and under the terms of the Directors’ Plan, each of the Company’s outside directors was granted options to purchase 5,000 shares of common stock at an exercise price of $17.82 per share as of December 31, 2002.

Compliance With Section 16(a) of the Exchange Act

     Section 16 (a) of the Securities Exchange Act of 1934, as amended, requires the Company’s directors and executive officers and persons who own beneficially more than 10% of the Company’s outstanding common stock to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in their ownership of the Company’s common stock. Directors, executive officers and greater than 10% shareholders are required to furnish the Company with copies of the forms they file. To our knowledge, based solely on a review of the copies of these reports furnished to the Company, during the fiscal year ended December 31, 2002, our directors, executive officers and greater than 10% shareholders complied with all applicable Section 16(a) filing requirements.

EXECUTIVE OFFICERS

     The Company’s executive officers are appointed by and hold office at the discretion of the Board of Directors. The following table lists for each current executive officer (a) the person’s name, (b) his or her age at December 31, 2002, (c) the year he or she was first elected as an executive officer of the Company, (d) his or her position with the Company and its subsidiaries, and (e) other business experience for the past five years, if he or she has been employed by the Company or any subsidiary for less than five years.

		Year First	Position with Company;
Name	Age	Elected	Business Experience

Thomas A. Arrendale, Jr.	82	1984	Chairman of the Board of the Company and Habersham Bank; Director and President, Fieldale Farms, Inc. (poultry processing and distribution)

David D. Stovall	46	1984	President and Chief Executive Officer of the Company; Vice Chairman and Chief Executive Officer of Habersham Bank; Chairman of the Board of Directors of Advantage Insurers, Inc.

Edward D. Ariail	44	1990	Vice President and Corporate Secretary of the Company; President of Habersham Bank since April 1996; prior thereto, Executive Vice President of Habersham Bank.

Annette Banks	56	1997	Vice President and Chief Financial Officer of the Company since April 1997; prior thereto, Chief Financial Officer of the Company and Vice President, Controller of Habersham Bank.

Bonnie Bowling	44	1997	Vice President, Operations, Audit, Compliance of the Company since April 1997; from December 1994 to 1997, Process Owner of Audit/Compliance of the Company; prior thereto, Vice President of CB&T — West Georgia, Carrollton, Georgia

James E. McCollum	52	1998	Chief Operating Officer of Habersham Bank since October 1999; Executive Vice President of the Company and Director of Habersham Bank and Advantage Insurers, Inc. since August 1998; prior thereto, President, First Data Retail Services, Omaha, Nebraska from 1996 through 1997; Manager of Credit Development, J.C. Penney, Dallas, Texas from 1980 to 1996.

EXECUTIVE COMPENSATION

     The following table provides certain summary information concerning compensation paid or accrued by the Company and its subsidiaries to or on behalf of the Company’s Chief Executive Officer and the four other mostly highly compensated executive officers of the Company who earned over $100,000 in salary and bonus during 2002 for the last three fiscal years or for a shorter period if their employment by the Company began within the last three fiscal years.

Summary Compensation Table

		Annual		Long-Term
		Compensation(1)		Compensation(2)

Name and Principal				Securities Underlying	All Other
Position	Year	Salary ($)	Bonus($)	Options/ SARs (#)	Compensation($)(3)

David D. Stovall	2002	203,007	0	18,000	9,343	(4)
President and Chief	2001	193,394	0	15,000	8,653	(4)
Executive Officer	2000	168,056	0	13,000	8,233	(4)
of the Company and Vice Chairman and Chief Executive Officer of Habersham Bank

Edward D. Ariail	2002	131,517	0	10,000	5,506	(5)
Vice President and	2001	121,307	0	7,000	5,362	(5)
Corporate Secretary	2000	111,823	0	5,000	4,915	(5)
of the Company and President of Habersham Bank

Robert S. Cannon	2002	150,000	0	0	56,000	(7)
Vice President,	2001	150,000	0	9,000	2,528,268	(8)
Mortgage Banking of	2000	150,000	0	8,000	422,285	(8)
the Company and Vice Chairman and Co-Chief Executive Officer of BancMortgage Financial Corp.(6)

James E. McCollum	2002	177,728	0	18,000	5,206
Executive Vice	2001	158,519	0	15,000	4,896
President of the	2000	144,900	0	12,000	4,347
Company and Chief Operating Officer of Habersham Bank

		Annual		Long-Term
		Compensation(1)		Compensation(2)

Name and Principal				Securities Underlying	All Other
Position	Year	Salary ($)	Bonus($)	Options/ SARs (#)	Compensation($)(3)

Anthony L. Watts	2002	150,000	0	0	56,000	(7)
Vice President,	2001	150,000	0	9,000	2,528,268	(8)
Mortgage Banking of	2000	150,000	0	8,000	422,285	(8)
the Company and Vice Chairman and Co-Chief Executive Officer of BancMortgage Financial Corp.(6)

(1)	We have omitted information on “perks” and other personal benefits because the aggregate value of these items does not meet the minimum amount required for disclosure under Securities and Exchange Commission regulations.

(2)	The Company has not awarded any restricted stock or long-term incentives other than stock options. Accordingly, we have omitted columns relating to these types of awards. The terms of the 2002 option grants are included in the table captioned “Option Grants in Last Fiscal Year.”

(3)	Includes the following Company contributions to the indicated person’s savings plan account for the year indicated:

	2002	2001	2000

Mr. Stovall	$5,790	$5,100	$4,680
Mr. Ariail	3,946	3,802	3,355
Mr. Cannon	6,000	5,100	5,100
Mr. McCollum	5,206	4,896	4,347
Mr. Watts	6,000	5,100	5,100

(4)	Includes $3,553 in premiums paid by the Company under a split dollar life insurance plan for the benefit of Mr. Stovall in each of the years indicated.

(5)	Includes $1,560 in premiums paid by the Company under a split dollar life insurance policy for the benefit of Mr. Ariail in each of the years indicated.

(6)	Messrs. Cannon and Watts resigned in December 2002 in connection with the Company’s sale to them of its former subsidiary, BancMortgage Financial Corp. See “Certain Transactions.”

(7)	Of the indicated amount, $50,000 was drawn against the indicated person’s distribution from BancMortgage Financial Corp. under the agreement described in Note (8) below.

(8)	For 2001 and 2000, the total includes $2,523,168 and $417,185, respectively, earned in that year and paid at the beginning of the following year as a part of a distribution required under an agreement entered into by Habersham Bank with Messrs. Cannon and Watts relating to the establishment of BancMortgage Financial Corp. See “— Employment Agreements.”

     The following table sets forth information regarding the grant of stock options to the executives named in the Summary Compensation Table during 2002. All options shown are presently exercisable.

Option Grants in Last Fiscal Year

	Number of	Percent of
	Securities	Total Options			Potential Realizable Value
	Underlying	Granted to	Exercise		At Assumed Annual Rate
	Options	Employees in	Price	Expiration	Of Stock Price Appreciation
Name	Granted	Fiscal Year	($/share)	Date	For Option Term ($)

					5%	10%

David D. Stovall	18,000	20.57	17.82	12/31/07	$88,620	$195,827
Edward D. Ariail	10,000	11.43	17.82	12/31/07	49,233	108,793
Robert S. Cannon	0	0.00	—	—	0	0
James E. McCollum	18,000	20.57	17.82	12/31/07	88,620	195,827
Anthony L. Watts	0	0.00	—	—	0	0

     The following table contains information, with respect to the executives named in the Summary Compensation Table, concerning the exercise of options during 2002 and unexercised options held as of the end of 2002.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values

	Shares				Value of Unexercised
	Acquired		Number of Unexercised		In-the-Money Options/SARs
	on	Value	Options at FY-End (#)		at FY /End($)(1)
	Exercise	Realized
Name	(#)	($)	Exercisable	Unexercisable	Exercisable	Unexercisable

David D. Stovall	0	0	76,318	0	$274,622	0
Edward D. Ariail	0	0	29,500	0	83,425	0
Robert S. Cannon	25,000	178,346	0	0	0	0
James E. McCollum	10,722	114,861	56,278	0	103,813	0
Anthony L. Watts	25,000	137,756	0	0	0	0

(1)	Calculated by subtracting the exercise price from the market price of the common stock at fiscal year-end ($17.82) and multiplying the resulting figure by the number of shares subject to options for which the exercise price was less than the market price of the common stock at fiscal year-end.

Employment Agreements

     Under an agreement dated as of January 2, 1996 among the Company, Habersham Bank (the “Bank”), BancMortgage Financial Corp. (“BancMortgage”), Robert S. Cannon and Anthony L. Watts, each of Messrs. Cannon and Watts was entitled to an annual base salary of $150,000 (subject to adjustment by the Board of Directors) and a percentage of BancMortgage’s annual net income before taxes. See Notes (7) and (8) to the Summary Compensation Table for the amounts paid under this provision of the agreement. Other elements of compensation included the use of a company car, club memberships, life insurance and such other benefits as are provided under the Bank’s employee benefit plans. If the Company or the Bank were acquired or if the Bank were to receive and wish to accept a bona fide offer for the acquisition of BancMortgage, Messrs. Cannon and Watts had a right of first refusal to acquire BancMortgage.

     On December 5, 2002, Messrs. Cannon and Watts acquired BancMortgage from the Company. In connection with the acquisition, their employment by the Bank and their employment agreements terminated. See “Certain Transactions” for a description of the terms of the acquisition.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     This report discusses the compensation objectives and policies applicable to our executive officers and our policy generally with respect to the compensation of all executive officers as a group for 2002 and specifically reviews the compensation established for our Chief Executive Officer during 2002.

Compensation Philosophy

     Our executive compensation program has three objectives: (1) to align the interests of the executive officers with those of our shareholders by basing a significant portion of an executive’s compensation on the Company’s performance, (2) to attract and retain highly talented and productive executives, and (3) to provide incentives for superior performance by our executives. To achieve these objectives, our executive compensation program consists of base salary and incentive compensation in the form of stock options. These compensation elements are in addition to the general benefit programs that are offered to all of our employees.

     In determining the amount and type of compensation to be awarded to executive officers, we study the compensation packages for executives of a peer group of the Company’s most direct publicly held competitors for executive talent, assess the competitiveness of our executive compensation program and review the Company’s financial performance for the previous year. We also gauge our success in achieving the compensation program’s objectives in the previous year and consider the Company’s overall performance objectives. Each element of our executive compensation program is discussed below.

Base Salaries

     In addition to the factors described above that support our executive compensation program generally, we evaluate subjectively the responsibilities of the specific executive position and the individual executive’s experience and knowledge in determining his or her base salary. Salaries are not based upon the achievement of any predetermined performance targets.

Incentive Compensation

     Our incentive compensation is based upon our Incentive Stock Option Plan. We believe that placing a portion of executives’ total compensation in the form of stock options achieves three objectives. It aligns the interest of our executives directly with those of our shareholders, gives executives a significant long-term interest in the Company’s success and helps us retain key executives. In determining the number and terms of options to grant an executive, we primarily consider subjectively the executive’s past performance (or, in the case of a new executive, his or her knowledge, and experience and the degree to which we can recruit executives with similar skills) and the degree to which an incentive for long-term performance would benefit the Company.

Benefits

     We believe we must offer a competitive benefits program to attract and retain key executives. We provide the same medical and other benefits to our executive officers that are generally available to our other employees.

Compensation of the Chief Executive Officer

     We based our Chief Executive Officer’s 2002 salary and stock options on our review of the compensation packages for chief executive officers of our most direct competitors and on our subjective assessment of his experience, knowledge and abilities. We have and will continue to base salary adjustments, stock option awards or other long-term incentive compensation on the same elements and measures of performance as we review in determining the compensation for our other executive officers. Aside from the incentives inherent in the grant of stock options, we do not directly tie our Chief Executive Officer’s compensation to the Company’s performance.

Section 162(m) of the Internal Revenue Code

     It is our responsibility to address the issues raised by Section 162(m) of the Internal Revenue Code, as amended. The revisions to Section 162(m) made certain non-performance based compensation in excess of $1,000,000 to executives of public companies non-deductible to the companies beginning in 1994. We have reviewed these issues and have determined that no portion of compensation payable to any executive officer for 2002 is non-deductible. Our Incentive Stock Option Plan limits to $100,000 the aggregate fair market value of the common stock subject to options that first become exercisable during any calendar year for any individual optionee.

Submitted by:	THE COMPENSATION COMMITTEE

Thomas A. Arrendale, Jr. Calvin R. Wilbanks

AUDIT COMMITTEE MATTERS

Audit Committee Report

     The Audit Committee is responsible for providing independent, objective oversight of the Company’s accounting functions and internal controls. The Audit Committee is composed of three directors, each of whom is independent as defined by applicable Nasdaq standards. The Audit Committee operates under a written charter approved by the Board of Directors.

     Management is responsible for the Company’s internal controls and financial reporting process. The independent accountants are responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with auditing standards generally accepted in the United States of America and to issue a report thereon. The Audit Committee’s responsibility is to monitor and oversee these processes.

     In connection with these responsibilities, the Audit Committee met with management and the independent accountants to review and discuss the December 31, 2002 consolidated financial statements. The Audit Committee also discussed with the independent accountants the matters required by Statement on Auditing Standards No. 61 (Communication with Audit Committees). The Audit Committee also received written disclosures from the independent accountants required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the Audit Committee discussed with the independent accountants that firm’s independence.

     Based upon the Audit Committee’s discussions with management and the independent accountants, and the Audit Committee’s review of the representations of management and the independent accountants, the Audit Committee recommended that the Board of Directors include the audited consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2002, to be filed with the Securities and Exchange Commission.

March 24, 2003	THE AUDIT COMMITTEE

Michael C. Martin James A. Stapleton, Jr. Calvin R. Wilbanks

Independent Certified Public Accountants

     KPMG LLP, Atlanta, Georgia, acted as the Company’s principal independent certified public accountants for the year ended December 31, 2002. Representatives of KPMG LLP will be present at the 2003 Annual Meeting and will have the opportunity to make a statement if they desire to do so and respond to appropriate questions.

Audit Fees

     In connection with services rendered in connection with the audit of the Company’s annual financial statements and the review of the Company’s interim financial statements, the Company has estimated that its total audit fees for 2002 were approximately $141,000. This figure is based on an estimate provided by our accountants, KPMG LLP, and includes fees for services that were billed to the Company in 2003 in connection with the 2002 audit.

Other Fees

     For 2002, KPMG LLP billed the Company approximately $27,000 for tax services (consisting of tax compliance and consultation services ), $30,000 for audit-related services (consisting of reporting on the employee benefit plan audit and other reporting required by regulatory authorities), and $25,000 for other services (consisting of consultation on accounting and other matters, as well as other procedures, relating to sale of the Bank’s mortgage banking subsidiary. The Company did not retain KPMG LLP to perform financial information systems design or implementation services in 2002.

     The Audit Committee has considered the provision of non-audit services by KPMG LLP and has determined that the provision of such services was consistent with maintaining the independence of KPMG LLP.

PERFORMANCE GRAPH

     The following Performance Graph compares the yearly percentage change in the cumulative total shareholder return on our common stock to the cumulative total return on the Nasdaq Stock Market (U.S.) Index and the Nasdaq Bank Stock Index from December 31, 1997 through the last trading day of each succeeding fiscal year through December 31, 2002. The Performance Graph assumes reinvestment of dividends, where applicable.

Comparison of Five-Year Cumulative Total Returns
Performance Graph for
Habersham Bancorp

Produced on 03/11/2003 including data to 12/31/2002

	12/1997	12/1998	12/1999	12/2000	12/2001	12/2002

Habersham Bancorp	100.0	74.7	66.9	52.1	87.6	98.9
Nasdaq Stock Market (US Companies)	100.0	141.0	261.5	157.4	124.9	86.3
Nasdaq Bank Stocks SIC 6020—6029, 6710—6719 US & Foreign	100.0	99.4	95.5	108.9	118.0	120.6

Notes:

     A.  The lines represent monthly index levels derived from compounded daily returns that include all dividends.
     B.  The indexes are reweighted daily, using the market capitalization on the previous trading day.
     C.  If the monthly interval, based on the fiscal year-end, is not a trading day, the preceding trading day is used.
     D.  The index level for all series was set to $100.0 on 12/31/1997.

Prepared by CRSP (www.crsp.uchicago.edu), Center for Research in Security Prices, Graduate School of Business, The University of Chicago. Used with permission. All rights reserved.

CERTAIN TRANSACTIONS

     On December 5, 2002, Anthony L. Watts and Robert S. Cannon, each of whom was then serving as Vice President, Mortgage Banking of the Company and as co-Vice Chairman and Chief Executive Officer of BancMortgage Financial Corp. (“BancMortgage”), purchased from Habersham Bank all of the outstanding stock of BancMortgage for a cash purchase price of 10,059,561, representing BancMortgage’s book value at November 29, 2002 plus $400,000. Messrs. Cannon and Watts resigned from all positions with the Company and the Bank effective upon consummation of this transaction.

     Some of our directors, officers, principal shareholders and their associates were customers of Habersham Bank in the ordinary course of business during 2002. Some of our directors are directors, officers, trustees or principal securities holders of corporations or other organizations that also were customers of, or had banking transactions with, Habersham Bank in the ordinary course of business during 2002.

     All outstanding loans and other banking transactions with our directors, officers and principal shareholders were made in the ordinary course of business on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and, when made, did not involve more than the normal risk of collectability or present other unfavorable features.

MISCELLANEOUS

Shareholder Proposals

     We must receive any shareholder proposals submitted for consideration at the next annual meeting of shareholders no later than November 21, 2003 to be included in our 2004 proxy materials. A shareholder must notify the Company before January 31, 2004 of a proposal for the 2004 Annual Meeting that the shareholder intends to present other than by inclusion in the Company’s proxy materials. If we do not receive such notice before January 31, 2004, proxies solicited by our management will confer discretionary authority upon our management to vote upon any such matter.

Other Matters

     We know of no other matters that may be brought before the meeting. If, however, any matter other than the election of directors or a matter incident to the election of directors properly comes before the meeting, the persons appointed as proxies will vote on the matter in accordance with their best judgment.

Expenses and Solicitation of Proxies

     We will bear the expense of printing and mailing proxy materials. In addition to the solicitation of proxies by mail, solicitation may be made by certain of our directors, officers and other employees by personal interview, telephone or facsimile. No additional compensation will be paid to such persons for such solicitation. We will reimburse brokerage firms and others for their reasonable expenses in forwarding solicitation materials to beneficial owners of our common stock. We have retained InvestorCom, Inc. to assist in the solicitation of proxies at a cost of approximately $4,000, plus reimbursement of expenses.

HABERSHAM BANCORP
PROXY
SOLICITED BY THE BOARD OF DIRECTORS
FOR THE ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON APRIL 19, 2003

     The undersigned shareholder of Habersham Bancorp (the “Company”) hereby appoints David D. Stovall and Edward D. Ariail as proxies with full power of substitution, acting unanimously or by either of them if only one be present and acting, to vote all shares of common stock of the Company which the undersigned would be entitled to vote if personally present at the Annual Meeting of Shareholders (the “Meeting”) to be held at the Central Office of the Company, 282 Historic Highway 441 North, Cornelia, Georgia on Saturday, April 19, 2003 at 1:00 p.m. and at any adjournments thereof, upon the proposals described in the accompanying Notice of the Annual Meeting and the Proxy Statement relating to the Meeting (the “Proxy Statement”), receipt of which is hereby acknowledged.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSAL 1.

PROPOSAL 1:	To elect the nominees listed below to serve as directors of the Company for the ensuing year

Edward D. Ariail, Thomas A. Arrendale, Jr., Thomas A. Arrendale III, Michael C. Martin, James E. McCollum, James A. Stapleton, Jr., David D. Stovall and Calvin R. Wilbanks

	_______	FOR all nominees listed above (except as indicated to the contrary below)	_______	WITHHOLD AUTHORITY to vote for all nominees listed above.

INSTRUCTION:	To withhold authority for any individual nominee(s), mark “FOR” above, and write the name of the nominee(s) for whom you wish to withhold authority in the space below:

_____________________________________

This proxy, when properly executed, will be voted as directed, but if no direction to the contrary is indicated, it will be voted FOR the nominees listed in Proposal 1. Discretionary authority is hereby conferred as to all other matters which may come before the meeting.

Dated:___________________________________, 2003
(Be sure to date your Proxy)

Name(s) of Shareholder(s)

Signature(s) of Shareholder(s)

     If stock is held in the name of more than one person, all holders should sign. Signatures must correspond exactly with the name or names appearing on the stock certificate(s). When signing as attorney, executor, administrator, trustee, guardian or custodian, please indicate the capacity in which you are acting. If a corporation, please sign in full corporate name by the President or other authorized officer. If a partnership, please sign in name by authorized person.

     Please mark, date and sign this Proxy, and return it in the enclosed return-addressed envelope. No postage is necessary.

PLEASE RETURN PROXY AS SOON AS POSSIBLE